Exhibit 10.2
GENERAL MOTORS COMPANY
SALARY STOCK PLAN
As amended June 5, 2013

Section 1.Purpose. The purpose of the General Motors Company Salary Stock Plan is to compensate participating Employees in a manner that is consistent with the Company's obligations under the ARRA and under the terms of the Treasury Agreement. Capitalized terms used in the Plan shall have the definitions set forth in Section 9 of the Plan.

Section 2.Administration. The Plan shall be administered by the Committee. The Committee shall have full discretionary power and authority, subject to such orders or resolutions not inconsistent with the provisions of the Plan as may from time to time be adopted by the Board, to (i) select the Employees to whom Awards may be granted hereunder; (ii) determine the amount of base salary and other compensation to be delivered in the form of an Award hereunder; (iii) determine whether, to what extent and under what circumstances Awards may be settled in cash, Shares or other property, and (iv) interpret and administer the Plan, and establish such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Plan. The Committee may delegate to an appropriate Executive Officer of the Company responsibility for determining, within the limits established by the Committee, individual Awards for Employees who are not Executive Committee members or Executive Officers of the Company.

Section 3.Shares Subject to the Plan.

(a)Subject to the provisions of Section 3(c) below, the aggregate number of Shares with respect to which Awards may be granted under this Plan shall not exceed 75,000,000 Shares minus the number of Shares granted under the Short Term Incentive Plan and the Long-Term Incentive Plan. Awards granted under the Plan that are settled in cash will not count against the approved Share reserve.

(b)Any Shares delivered in settlement of Awards hereunder may consist, in whole or in part, of authorized and unissued Shares, treasury Shares or Shares purchased in the open market or otherwise.

(c)In the event of any merger, reorganization, consolidation, re-capitalization, stock split or reverse stock split, stock dividend, extraordinary cash dividend, or other change in corporate structure affecting the Company's Shares, the Committee shall make such adjustments in the aggregate number of Shares which may be delivered under this Plan and the number of Shares subject to Awards granted under this Plan (provided the number of Shares subject to any Award shall always be a whole number), as may be determined to be appropriate by the Committee in order to prevent unintended enhancement or diminution of the benefits or potential benefits intended to be conferred on Participants pursuant to Awards granted hereunder.

(d)For avoidance of doubt, Shares which are tendered or withheld to pay tax withholding obligations arising from the grant, or settlement of an Award will not again become available for grant under the terms of this Plan.

Section 4.Eligibility. Any Employee shall be eligible to be selected as a Participant.

Section 5.Restricted Stock Units.

PERCOMPC\LMG\10-10-12 ECC\Salary Stock Plan as Amended 6-5-13.doc

(a)Salary Stock. The Committee has the power to grant Restricted Stock Unit Awards to Participants on each Issue Date. Units are valued by reference to a designated number of Shares. An RSU Award shall be subject to the terms and conditions set forth in this Plan.

(b)Vesting. All Awards granted hereunder shall be vested and nonforfeitable upon grant thereof except as otherwise provided for in this Plan.

(c)Form of Settlement. Each RSU shall be settled by delivery of the Fair Market Value of one Share as of the applicable anniversary date of grant in cash or one share of stock.

(d)Settlement. (i) Except as set forth in Section 5(d)(iii), one third of the RSUs granted on any Issue Date will be settled on each of the first, second and third anniversaries of the Issue Date thereof, if permitted under Section 409A of the Code.

(ii)If a Participant's employment terminates as a result of his or her death or Disability prior to the settlement date(s) applicable to his or her Award, all Awards then held by such Participant will be settled as soon as is practicable after the date of termination of employment. The form of settlement shall be as provided in Section 5(c).

(iii)Notwithstanding any other provision of this Section, the Committee may grant Awards hereunder with different settlement schedules, as long as such different schedules do not contravene the instructions of the Special Master and do not violate ARRA.

(e)No Rights of a Shareholder. No holder of any Award shall have any rights to dividends or any other rights of a stockholder with respect to Shares subject to the Award prior to becoming the record owner of such Shares.

Section 6.Amendments, Termination and Recoupment.

(a)The Board may amend, alter, suspend, discontinue or terminate the Plan or any portion thereof at any time; provided, however; that no such amendment, alteration, suspension, discontinuation or termination shall be made without (i) stockholder approval if such approval is necessary to comply with the rules of the New York Stock Exchange or such other exchange as may constitute from time to time the principal trading market for the Company's Shares, and (ii) the consent of the affected Participant, if such action would materially impair the rights of such Participant under any outstanding Award. The Board has delegated to the Vice President, Global Human Resources authority to approve non-material amendments necessary or advisable with the advice of the Company's Legal Staff.

(b)The Committee has the authority to take any action consistent with the terms of the Plan, either before or after an Award has been granted, that it deems necessary or advisable to comply with any government laws or regulatory requirements of a foreign country, including, but not limited to, modifying or amending the terms and conditions governing any Awards, or establishing any local country plans as sub-plans to this Plan. In addition, under all circumstances, the Committee or Officer of the Company may make non-substantive administrative changes to the Plan so as to conform with or take advantage of governmental requirements, statutes or regulations.

\\6-5-13 ECC (HUM026)\Salary Stock Plan as Amended 6-5-13.doc

(c)The Committee may amend the terms of any Award theretofore granted, prospectively or retroactively, but no such amendment shall materially impair the rights of any Participant without his or her consent.

(d)If any provision of the Plan or any Award is invalid or unenforceable in any jurisdiction, (i) such provision shall be modified or eliminated, but only to the extent necessary to eliminate such invalidity or unenforceability and (ii) such invalidity, unenforceability, modification or elimination shall not affect the validity or enforceability of such provision in any other jurisdiction and shall not affect the validity or enforceability of any other provision of the Plan or any Award.

(e)Notwithstanding any provision of this Plan to the contrary, any RSUs accrued or granted and undelivered hereunder, are subject to forfeiture as may be determined by the Chief Executive Officer or Vice President, Global Human Resources, (i) if the Participant accruing or granted such Award engages or has engaged or indicates an intention to engage in an act (or omission to act) that causes or has the potential to cause tangible or intangible damage or injury to the Company in a non-trivial manner or to a non-trivial degree, or (ii) engages in any activity which is in any manner inimical or in any way contrary to the best interests of the Company, or (iii) as may be directed by the Special Master. For purposes of this provision, the determination of whether an action will cause damage to the Company, or is inimical or in any way contrary to the best interest of the Company shall be made in the sole discretion of the Chief Executive Officer or Vice President, Human Resources of the Company.

Section 7.General Provisions.

(a)An Award may not be sold, exercised, pledged, assigned, hypothecated, transferred, or disposed of in any manner. For the avoidance of doubt, upon settlement of any Award, the cash or Shares delivered will not be subject to this restriction.

(b)Neither the Award nor any benefits arising out of this Plan shall constitute part of a Participant's employment or service contract with the Company or any Subsidiary and, accordingly, except as provided in Section 6(a) and (c) above, this Plan and the benefits hereunder may be terminated at any time in the sole discretion of the Company without giving rise to liability on the part of the Company or any Subsidiary for severance payments.

(c)No Employee shall have any claim to be granted any Award under the Plan, and there is no obligation for uniformity of treatment of Participants under the Plan.

(d)Nothing in the Plan or any Award granted under the Plan shall be deemed to constitute an employment or service contract or confer or be deemed to confer on any Employee or Participant any right to continue in the employ or service of, or to continue any other relationship with, the Company or any Subsidiary or limit in any way the right of the Company or any Subsidiary to terminate an Employee's employment or a Participant's service at any time, with or without cause.

(e)All Shares delivered under the Plan pursuant to any Award shall be subject to such stock-transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations and other requirements of the Securities and Exchange Commission, any stock exchange upon which the Shares may be then listed, and any applicable federal or state securities law, and the Committee may cause a legend or legends to be put on any certificates or other indicia of ownership of such Shares to make appropriate reference to such restrictions.

\\6-5-13 ECC (HUM026)\Salary Stock Plan as Amended 6-5-13.doc

(f)No Award granted hereunder shall be construed as an offer to sell securities of the Company, and no such offer shall be outstanding, unless and until the Committee in its sole discretion has determined that any such offer, if made, would comply with all applicable requirements of the U.S. federal securities laws and any other laws to which such offer, if made, would be subject.

(g)The Company and its Subsidiaries shall be authorized to withhold from any Award granted or payment due under the Plan the amount of withholding taxes due in respect of an Award or payment hereunder and to take such other action as may be necessary in the opinion of the Company or its Subsidiaries to satisfy all obligations for the payment of such taxes. The Committee shall be authorized to establish procedures for election by Participants to satisfy such obligation for the payment of such taxes by delivery of or transfer of Shares to the Company (to the extent the Participant has owned the surrendered Shares for more than six months if such a limitation is necessary to avoid a charge to the Company for financial reporting purposes), or by directing the Company to retain Shares (up to the minimum required tax withholding rate to the extent such limitation is necessary to avoid a charge to the Company for financial reporting purposes) otherwise deliverable in connection with the Award.

(h)Nothing contained in the Plan shall prevent the Board from adopting other or additional compensation arrangements, subject to stockholder approval if such approval is required; and such arrangements may be either generally applicable or applicable only in specific cases.

(i)The provisions of the Plan shall be construed, regulated and administered according to the laws of the State of Delaware without giving effect to principles of conflicts of law, except to the extent superseded by any controlling Federal statute.

(j)Awards may be granted to Participants who are foreign nationals or employed outside the United States, or both, on such terms and conditions different from those applicable to Awards to Employees employed in the United States as may, in the judgment of the Committee, be necessary or desirable in order to recognize differences in local law or tax policy; provided, however, that amendments deemed necessary under this Section 7(j) may not be made without stockholder approval or Participant approval, if such approval is required by Section 6. The Committee also may impose conditions on the exercise or vesting of Awards in order to minimize the Company's obligation with respect to tax equalization for Employees on assignments outside their home country.

(k)If the Company shall have any unpaid claim against the Participant arising out of or in connection with such Participant's employment with the Company, such claim may be offset against Awards delivered under this Plan. Such claim may include, but is not limited to, unpaid taxes or corporate business credit card charges.

(l)Notwithstanding any provision of this Plan, no Plan elections, modifications or distributions will be allowed or implemented if they would cause the Participant to be subject to tax (including interest and penalties) under Section 409A of the Code. The settlement of Awards hereunder may be delayed up to six months following a Participant's termination of employment if the Participant is a “specified employee” for purposes of such Section 409A, and such delay is necessary to avoid the imposition of tax (including interest and penalties) under Section 409A.

Section 8.Term of Plan. The Plan shall terminate on the day after the date when all Awards hereunder are settled in accordance with the terms of the Plan, unless sooner terminated by the Board pursuant to Section 6.

\\6-5-13 ECC (HUM026)\Salary Stock Plan as Amended 6-5-13.doc

Section 9.Definitions. As used in the Plan, the following terms shall have the meanings set forth below:

(a)“ARRA” shall mean the American Recovery and Reinvestment Act of 2009.

(b)“Award” shall mean an award hereunder of Restricted Stock Units.

(c)“Board” shall mean the Board of Directors of the Company.

(d)“Chief Executive Officer” shall mean the Chief Executive Officer of the Company.

(e)“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, and any successor thereto, and any reference to any section of the Code shall also include any successor provision thereto.

(f)“Committee” shall mean the Executive Compensation Committee of the Board, its named successor, or such other persons or committee to whom the Board has delegated any authority, as may be appropriate.

(g)“Company” shall mean General Motors Company, a Delaware Company, or its successor.

(h)“Disability” shall mean the Participant is unable to engage in any gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months

(i) “Employee” shall mean any individual who is employed by the Company or any Subsidiary who is classified by the Company as an executive or who is in the group of employees whose compensation structure or compensation is subject to approval by the Special Master.

(j)“Executive Officer” shall mean any Participant required to provide periodic statements of beneficial ownership of Company equity securities as an executive officer of the Company under Section 16(a) of the Securities Exchange Act of 1934.

(k)“Fair Market Value” shall mean the value of a Share, determined as follows: prior to the establishment of when-issued trading of the Shares on a national securities exchange, as determined by the Committee in its discretion; and after the establishment of when-issued trading of the Shares on a national securities exchange, the average of the high and low trading (or when-issued trading) prices for the Shares as reported on such national securities exchange for the applicable date or, if no such prices are reported for that date, the average of the high and low trading (or when-issued trading) prices on the immediately preceding date for which such prices were reported.

(l)“Issue Date” shall mean the last business day of each calendar quarter or any other date designated as an Issue Date by the Committee.

(m)“Participant” shall mean an Employee who is selected by the Committee to receive an Award under the Plan.

(n)“Plan” shall mean this General Motors Company Salary Stock Plan.

\\6-5-13 ECC (HUM026)\Salary Stock Plan as Amended 6-5-13.doc

(o)“Restricted Stock Unit” or “RSU” shall mean any unit granted pursuant to and described in Section 6.

(p)“Shares” shall mean shares of the common stock of the Company, $0.01 par value.

(q)“Special Master” shall mean the Office of the Special Master for TARP Executive Compensation, established by the Secretary of the U.S. Treasury under the ARRA or any other office or agency which succeeds to the powers thereof.

(r)“Subsidiary” shall mean (i) a company of which capital stock having ordinary voting power to elect a majority of the board of directors of such company is owned, directly or indirectly, by the Company or (ii) any unincorporated entity in respect of which the Company can exercise, directly or indirectly, comparable control to that described in clause (i).

(s)“Treasury Agreement” shall mean the Secured Credit Agreement among the Company, the U.S. Treasury, and the guarantors named therein dated July 10, 2009 as it may be subsequently restated or amended.

(t) “Unit” shall mean a Restricted Stock Unit or RSU.

(u)“U.S. Treasury” shall mean the United States Department of the Treasury.

(v)Vice President, Global Human Resources shall mean the Vice President, Global Human Resources of the Company.

\\6-5-13 ECC (HUM026)\Salary Stock Plan as Amended 6-5-13.doc